EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter Fiscal 2016 Results

DALLAS, Jan. 29, 2016 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer with over 750 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the second quarter and six months ended December 31, 2015.

Net sales were $319.9 million for the second quarter, an increase of $18.5 million from the prior year period.  Comparable store sales increased 8.4%.  Operating income for the second quarter was $20.6 million.  Diluted income per share was $0.43.

Steve Becker, Chief Executive Officer, stated, “We are pleased with the 8.4% comparable store sales increase we achieved in the second quarter.  These results were driven by a strong merchandising effort that demonstrates our ability to provide exceptional value to our customers with a relevant and ever changing assortment of product.”

Mr. Becker added, “We have continued to accelerate our investments in store real estate, the supply chain and our marketing initiatives.  Our transition to broad and shallow has accelerated a long overdue restructuring of our supply chain capabilities.  While we are moving towards the completion of the Phoenix DC facility, as we have previously discussed, the timeline is longer than originally contemplated when the project was launched over a year ago, resulting in additional IT and consulting costs.  In addition, we incurred increased freight and labor costs as a result of the demands on our Dallas facility during the peak Christmas selling season as well as store labor costs associated with handling this increased volume of freight, all of which pressured our operating margins.  We expect the completion of the Phoenix facility and continued efforts to create efficiency in our supply chain to help alleviate this operating margin pressure as we move into fiscal 2017.”

Mr. Becker concluded, “While our investments in these areas are pressuring our operating margins this fiscal year, we believe they are crucial to position Tuesday Morning for sustainable success for years to come. We are very encouraged by the tangible progress we are making on each of our initiatives, including adding management talent in key functional areas, but there remains much work to be done and our entire team feels a sense of urgency as we continue rebuilding the Company for long-term success.”

Second Quarter Fiscal 2016 Financial Highlights include the following:

  Net sales were $319.9 million, compared to $301.4 million for the second quarter of fiscal 2015.  Comparable store sales increased 8.4% compared to the same period a year ago, and were comprised of an 8.5% increase in customer transactions and a 0.1% decrease in average ticket.  During the second quarter seven stores were relocated, eight stores were opened and one store was closed, ending the quarter with a store count of 764.  Sales at the 35 stores relocated during the past 12 months increased approximately 54% on average for the second quarter of fiscal 2016 as compared to the prior year quarter and contributed 225 basis points to the comparable store sales increase of 8.4%.

  The Company’s operating income for the second quarter of fiscal 2016 was $20.6 million, compared to operating income of $24.2 million in the second quarter of fiscal 2015.

Second Quarter Fiscal 2016 Results of Operations
For the second quarter of fiscal 2016, Tuesday Morning reported gross profit of $112.7 million and gross margin of 35.2% compared to $109.0 million of gross profit and gross margin of 36.2% in the second quarter of fiscal 2015.  The decrease in gross margin was primarily due to an increase in markdowns, including the acceleration of certain markdowns, an increase in supply chain and buying costs and slightly lower initial merchandise mark-up, partially offset by favorability in other costs. Selling, general and administrative expenses (SG&A) increased 8.6% to $92.1 million, compared to $84.8 million in the same period last year.  This increase was driven primarily by costs for our new Phoenix distribution center, a portion of which relates to the delays in the completion of that facility, increased advertising, higher store rent and depreciation, due in part to our strategy to improve store real estate, as well as higher store labor costs, and higher corporate employee and recruiting costs, partially offset by favorable share based compensation expense in the quarter as compared to the same period in the prior year due to executive vacancies in the current quarter.  As a percent of net sales, SG&A was 28.8% for the second quarter of fiscal 2016 compared to 28.1% in the same period last year.  Our net income was $18.9 million, or $0.43 per share, in the second quarter of fiscal 2016 compared to net income of $23.7 million, or $0.54 per share, in the second quarter of fiscal 2015.

The Company ended the second quarter of fiscal 2016 with $35.3 million in cash and cash equivalents, with no borrowings under its line of credit.  Inventories at the end of the second quarter of fiscal 2016 were $232.8 million compared to $208.5 million at the end of the second quarter of fiscal 2015, up $24.3 million or 11.7%.  The growth in inventory is primarily driven by an increase in early receipts of seasonal product in anticipation of the spring selling season, a growth in pack and hold inventory that was purchased opportunistically, and an increase in inventory to support the current sales trends.   The Company’s inventory turnover for the trailing five quarters was 2.6 turns, down slightly from the prior year period trailing five quarter turnover of 2.7 turns.

Six Months ended December 31, 2015 Results of Operations
Net sales were $522.2 million, compared to $503.6 million for the first six months of fiscal 2015.  Comparable store sales increased 6.5% compared to the same period a year ago, and were comprised of a 7.3% increase in customer transactions and a 0.8% decrease in average ticket.  Sales at the 35 stores relocated during the past 12 months increased approximately 55% on average for the first six months of fiscal 2016 as compared to the prior year period and contributed 216 basis points to the comparable store sales increase of 6.5%.

For the first six months of fiscal 2016, Tuesday Morning reported gross profit of $185.4 million and gross margin of 35.5% compared to $181.0 million of gross profit and gross margin of 35.9% in the first six months of fiscal 2015.  The decrease in gross margin was primarily due to an increase in markdowns, including the acceleration of certain markdowns, an increase in supply chain and buying costs, partially offset by slightly higher initial merchandise mark-up and favorability in other costs. Selling, general and administrative expenses (SG&A) increased 5.0% to $170.7 million, compared to $162.5 million in the same period last year.  This increase was driven primarily by costs for our new Phoenix distribution center, a portion of which relates to the delays in the completion of that facility, higher store rent and depreciation, due in part to our strategy to improve store real estate, increased advertising, as well as higher corporate employee and recruiting costs, partially offset by favorable share based compensation expense in the current period as compared to the same period in the prior year due to executive vacancies in the current period.  As a percent of net sales, SG&A was 32.7% for the first six months of fiscal 2016 compared to 32.3% in the same period last year.  Our net income was $12.8 million, or $0.29 per share, in the first six months of fiscal 2016 compared to net income of $17.4 million, or $0.40 per share, in the first six months of fiscal 2015.

Outlook
The Company continues to expect the Phoenix distribution center to be operational in the first half of fiscal 2017. In fiscal 2016, the Company continues to expect expenses related to the original delays in the Phoenix distribution center to be in the range of $6 million to $8 million, two-thirds of which will be incurred in the second half of the fiscal year.  The Company expects operating margins to decline in the fiscal third quarter driven by SG&A deleverage as it incurs expenses related to the Phoenix DC, a non-recurring charge associated with two store closures, expenses related to ongoing supply chain work, executive transitions, and a variety of other areas related to its ongoing transformational initiatives which are not expected to persist long term.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 750 stores in 40 states.  More information and a list of store locations may be found on our website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review second quarter fiscal 2016 financial results today, January 29, 2016, at 8:00 a.m. Central Time.  The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, Friday, January 29, 2016 through 10:59 p.m., Central Time, Sunday, January 31, 2016 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 28918021.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should carefully consider statements that contain these words because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, our future results of operations, our future financial position, and our current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release include, but are not limited to, statements of management’s current plans and expectations in this press release.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; loss of or disruption in our centralized distribution center; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality associates in appropriate numbers, including key associates and management; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, weather, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Net sales	$319,876	$301,401	$522,204	$503,609
Cost of sales	207,197	192,355	336,851	322,629
Gross profit	112,679	109,046	185,353	180,980

Selling, general and administrative expenses	92,108	84,824	170,738	162,512

Operating income	20,571	24,222	14,615	18,468

Other income (expense):
Interest expense	(215)	(364)	(649)	(729)
Other income/(expense), net	(335)	58	(150)	24
Other expense, net	(550)	(306)	(799)	(705)

Income before income taxes	20,021	23,916	13,816	17,763

Income tax provision	1,077	258	1,012	334

Net income	$18,944	$23,658	$12,804	$17,429

Earnings Per Share
Net income per common share:
Basic	$0.43	$0.54	$0.29	$0.40
Diluted	$0.43	$0.54	$0.29	$0.40

Weighted average number of common shares:
Basic	43,666	43,416	43,652	43,370
Diluted	43,691	43,777	43,685	43,691

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets	December 31,	December 31,	June 30,
(in thousands)	2015	2014	2015
		As adjusted	As adjusted
	(unaudited)	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$35,339	$54,842	$44,788
Inventories	232,803	208,455	209,984
Prepaid expenses	7,248	6,281	6,978
Other current assets	157	937	823
Total Current Assets	275,547	270,515	262,573

Property and equipment, net	82,755	63,633	70,447

Other long-term assets:
Deferred financing costs	1,446	1,118	871
Other assets	948	737	984

Total Assets	$360,696	$336,003	$334,875

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$73,579	$67,114	$74,242
Accrued liabilities	44,653	40,705	35,751
Income taxes payable	911	443	-
Total Current Liabilities	119,143	108,262	109,993

Deferred rent	4,506	2,100	3,072
Asset retirement obligation	2,634	1,242	1,163
Income tax payable - non-current	342	419	358
Total Liabilities	126,625	112,023	114,586

Stockholders' equity	234,071	223,980	220,289
Total Liabilities and Stockholders' Equity	$360,696	$336,003	$334,875

Tuesday Morning Corporation (continued)

Consolidated Statements of Cash Flows
(in thousands)
	Six Months Ended
	December 31,
	2015	2014
	(unaudited)
Net cash flows from operating activities:
Net income	$12,804	$17,429
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	7,477	6,113
Amortization of financing fees	320	298
Loss on disposal of assets	522	408
Share-based compensation	942	2,600
Net change in operating assets and liabilities	(9,742)	(18,031)

Net cash provided by operating activities	12,323	8,817

Net cash flows from investing activities:
Proceeds from sale of assets	35	-
Capital expenditures	(20,882)	(4,215)

Net cash used in investing activities	(20,847)	(4,215)

Net cash flows from financing activities:

Repayments under revolving credit facility	-	(1,500)
Proceeds under revolving credit facility	-	1,500
Payment of financing fees	(902)	-
Purchase of treasury stock	(23)	(98)
Proceeds from the exercise of employee stock options	-	652

Net cash provided by/(used in) financing activities	(925)	554

Net increase/(decrease) in cash and cash equivalents	(9,449)	5,156

Cash and cash equivalents, beginning of period	44,788	49,686

Cash and cash equivalents, end of period	$35,339	$54,842

INVESTOR RELATIONS: Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com

MEDIA: Jennifer Sanders
PERRY STREET COMMUNICATIONS
214-965-9955
JSanders@perryst.com